Amendment No. 1 to Reptron Electronics, Inc. Stock Option Plan

Effective as of November 9, 2004, the Board of Directors amended Section 3.3 of the Reptron Electronics, Inc. Stock Option Plan to read as follows:

3.3 Calculation of Exercise Price. The exercise price to be paid for each share of Common Stock deliverable upon exercise of each Option granted under this Article III shall be equal to the FMV Per Share price on the date of the grant of such Option or such other price per share as shall be determined by the Compensation Committee in the exercise of its sole discretion. The exercise price for each Option granted under Article III shall be subject to adjustment as provided in Section 3.4(e).